EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-87358) pertaining to the Amended and Restated Stock Option Plan of MSN Holdings, Inc. and the MSN Holdings, Inc. 2001 Stock Incentive Plan of Medical Staffing Network Holdings, Inc. of our reports dated March 5, 2008, with respect to the consolidated financial statements and schedule of Medical Staffing Network Holdings, Inc., and the effectiveness of internal control over financial reporting of Medical Staffing Network Holdings, Inc., included in the Annual Report (Form 10-K) for the year ended December 30, 2007.

/s/ Ernst & Young LLP
Certified Public Accountants

Fort Lauderdale, Florida

March 5, 2008